Exhibit (11) under N-1A
                                          Exhibit 23 under Item 601/Reg SK



                                        Consent of Independent Accountants




We consent to the incorporation by reference in Post-Effective Amendment No. 20 to the Registration Statement of the BT Investment Money Market Fund, (one of the Funds comprising BT Pyramid Mutual Funds) on Form N-1A of our reports dated February 18, 1998 on our audits of the financial statements and financial highlights of the Cash Management Portfolio, which report is included in the Annual Report to Shareholders for the year ended December 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Counsel and Independent Accountants."



/s/ Coopers & Lybrand L.L.P.


Kansas City, Missouri
April 29, 1998